Exhibit 4.12

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Secondment Amendment") is entered into as of November 15, 2021 by and between Stefan Galluppi, an individual, an employee (the "Employee") and LifeMD, Inc. (formerly known as Conversion Labs, Inc.) (herein, the "Company"). The Employee and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS, the Parties entered into that certain Employment Agreement dated March 18, 2019 whereby the Company hired Employee to serve as the Company's Chief Technology and Operations Officer and perform other duties as the Company may provide (the "Original Agreement"); and

WHEREAS, the Parties entered into that certain First Amendment To Employment Agreement dated April 1, 2020 (the "First Amendment") whereby the Company amended the Original Agreement to increase the Employee's annual salary and discretionary bonus.

WHEREAS, the Parties desire to amend the First Amendment to further increase the Employee's annual salary.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The First Amendment shall be amended as follows, in accordance with the terms and conditions of Section 12.5 of the Original Agreement:

   a. Section 3.1 of the First Amendment is hereby deleted in its entirety and replaced with the following:

      3.1. As compensation for all services to be rendered pursuant to this Second Amendment to or at the request of Company, Company agrees to pay Employee a salary at the rate of Three Hundred Dollars ($300,000) per annum (the "Salary"), payable in semi-monthly installments each month during Employee's Term of Employment.

2. Governing Law; Jurisdiction. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of California and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Dispute Resolution. In the event of any dispute arising under or pursuant to this Second Amendment, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (with the exception of emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in Los Angeles, CA. The Employee will not object to any request by Company to appear remotely or virtually at any mediation. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to resolve the dispute pursuant to the arbitration of the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS' then applicable rules and procedures for employment disputes (available upon request and also currently available at https://www.jamsadr.com/rules-employment-arbitration/).

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Agreement; (b)confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

EMPLOYEE:

By: ________________________________
Name: Stefan Galluppi
Title: Chief Technology Officer

LIFEMD, INC.

By: ________________________________
Name: Justin Schreiber
Title: Chief Executive Officer